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                                                                    Exhibit 10.2


TARGETCO ACQUISITION AGREEMENT entered into this 31st day of May, 1999.

BETWEEN:

                           SENSUS CAPITAL CORP. (a Nevada corporation)

                           (hereinafter called "Sensus")

                                                               OF THE FIRST PART

                                     - and -

                           830245 ALBERTA LTD. (an Alberta Corporation)

                           (hereinafter called "830245")

                                                              OF THE SECOND PART

                                    RECITALS

WHEREAS:

1. The Board of Directors of 830245 wish to encourage Sensus to make a take-over bid to the shareholders of 830245 by offering to purchase all of the outstanding Class "A" Common Voting Shares to assist in creating an enhanced liquidity for shareholders of 830245 .

2. The Board of Directors of 830245 have determined that it will recommend acceptance of the Sensus offer to the shareholders of 830245 .

3. Sensus is willing to make an offer subject to the terms and conditions of this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual covenants hereinafter set out, the parties hereby agree as follows:



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                                    ARTICLE 1
                                    THE OFFER

1.1      THE OFFER

         (a) Subject to the terms and conditions of this Agreement, Sensus agrees to mail on or about May 31, 1999, or so soon as the documentation is available to the holders of Class "A" Common Voting Shares of 830245 an offer to purchase all of the outstanding Class "A" Common Voting Shares of 830245 , by the exchange of one (1) Sensus Common Share for each issued and outstanding 830245 Class "A" Common Voting Share subject to the terms and conditions set out in the Offer marked as Schedule "A" to this Agreement (as such Offer may be amended from time to time as permitted under this Agreement). Sensus expressly reserves the right to modify the terms of the Offer except that, without the prior written consent of 830245 , Sensus shall not reduce the Offer price; change the form of consideration payable under the Offer; or add to, amend or change any of the offer terms in any manner adverse to the holders of Shares;

         (b) The Offering shall expiry approximately 21 calendar days after it is commenced (or, if such date is not a business day, on the next following business day), provided that the Offer may be extended, at the sole discretion of Sensus, if the conditions thereto set forth in Schedule "A" hereto are not satisfied on the expiry day of the Offer. Subject to the satisfaction or waiver of the conditions set forth in Schedule "A" hereto, Sensus shall within the time periods required by law take up and pay for all Class "A" Common Voting Shares validly tendered (and not properly withdraw) pursuant to the Offer. Sensus shall use its reasonable commercial efforts to consummate the Offer, subject only to the terms and conditions hereof.

1.2      830245  APPROVAL OF THE OFFER

         830245 represents that its Board of Directors, upon consultation with its advisors, has determined unanimously that the Board of Directors will recommend that 830245 Shareholders accept the Offer.

1.3      POST OFFER COVENANTS

         If Sensus takes up and pays for Class "A" Common Voting Shares pursuant to the Offer, Sensus and 830245 agree to use all reasonable commercial efforts to enable Sensus to acquire the balance of the Class "A" Common Voting Shares as soon as practicable after completion of the Offer by way of compulsory acquisition, arrangement, amalgamation or other type of acquisition transaction


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         carried out for a consideration at least of equal value of the consideration paid in the Offer.

                                   ARTICLE II
                               COVENANTS OF 830245

2.1      ORDINARY COURSE OF BUSINESS

         830245  covenants and agrees that:

         (a) 830245 shall conduct its business only, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

         (b) 830245 shall not directly or indirectly do or permit to occur any of the following:

               (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber:

                     (A) any additional shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of, any capital stock of 830245 (other than pursuant to the exercise, or

                     (B) except with the usual, ordinary and regular course of business and consistent with past practice, any assets of 830245 .

               ii)   amend or propose to amend its articles or by-laws;

               iii) split, combine or re-classify any outstanding Class "A" Common Voting Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Class "A" Common Voting Shares;

               iv) redeem, purchase or offer to purchase any Class "A" Common Voting Shares or other securities of 830245 ;

               v) reorganize, amalgamate or merge 830245 with any other person, corporation, partnership or other business organization whatsoever;

               vi) acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, corporation,


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                     partnership, joint venture or other business organization
                     or division or acquire or agree to acquire any material assets;

               vii) except in the usual, ordinary and regular course of business and consistent with past practice, satisfy any material claims or liabilities except such as have been reserved against in 830245 's financial statements delivered to Sensus, relinquish any material contractual rights or enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments; or

               viii) incur or commit to incur any indebtedness for borrowed money or issue any debt securities except for the borrowing of working capital in the ordinary course of business and consistent with past practice.

         (c) 830245 shall cooperate with Sensus in structuring the acquisition by Sensus of 830245 in a tax efficient manner provided that no such cooperation shall be required where such structuring shall have any adverse effect on 830245 .

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF 830245

3.1      REPRESENTATIONS

         830245 hereby represents to Sensus that the information as it relates to 830245 as set forth in Schedule "B" to this Agreement (being a draft Takeover Bid Circular dated May 31, 1999) are accurate and 830245 hereby warrants the accuracy of the representations contained therein (and acknowledge that Sensus is relying upon those representations and warranties in connection with entering into this Agreement).

3.2      INVESTIGATION

         Any investigation by Sensus and its advisors shall not mitigate, diminish or affect the representations and warranties of 830245 provided pursuant to this Agreement. Where the provisions of Schedule "B" or elsewhere in this Agreement refer to disclosure in writing, such disclosure shall be made expressly in response to the applicable provision and shall be signed by a senior officer of 830245 .

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SENSUS

4.1      REPRESENTATIONS



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         Sensus hereby represents and warrants to 830245 that the information as it relates to Sensus as set forth in the Circular attached as Schedule "B" to this Agreement are accurate and Sensus hereby warrants the accuracy of the representations contained therein (and acknowledges that 830245 is relying upon such representations and warranties in connection with the entering into of this Agreement).

                                    ARTICLE V
                                MUTUAL COVENANTS

5.1      FURTHER ASSURANCES

         Subject to the terms and conditions herein, Sensus and 830245 agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer. 830245 and Sensus will use their commercially reasonable efforts: (I) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases, and other contracts or agreements (including in particular but without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to 830245 's operations); (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this Agreement or the Offer; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer; and
         (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.

                                   ARTICLE VI
                                   TERMINATION

6.1      TERMINATION

         This Agreement may be terminated at any time prior to the Effective
         Time:

         (a)   by mutual written consent of Sensus and 830245 ;

         (b) by either Sensus or 830245 after June 21, 1999 if Sensus has not purchased Class "A" Common Voting Shares pursuant to the Offer;

         (c) by either Sensus or 830245 , if the conditions of the Offer have not been satisfied or waived on the Expiry Date.

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         In the event of the termination of this Agreement as provided in this
         Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of Sensus or 830245 .

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1      ENTIRE AGREEMENT

         This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements or understandings with respect thereto.

7.2      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

7.3      SEVERABILITY

         If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

7.4      CHOICE OF LAW

         This Agreement shall be governed by, construed and in accordance with the laws of the Province of Alberta.

7.5      REMEDIES

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to remedy or prevent non-compliance or breaches with the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction; provided that such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.


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         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized as of the date first above written.


                                                SENSUS CAPITAL CORP.
                                                (a Nevada corporation)


                                                PER: /s/ John M. Hall
                                                     --------------------------
                                                John M. Hall, President


                                                830245 ALBERTA LTD.
                                                (an Alberta corporation)


                                                PER: /s/ J. Timothy Bowes
                                                     -------------------------
                                                J. Timothy Bowes, President